THE AEGIS FUNDS

SECOND AMENDMENT TO THE

AMENDED AND RESTATED CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of the 30th day of April, 2019, to the Amended and Restated Custody Agreement, originally made and entered into as of November 11, 2011, and amended and restated as of July 29, 2013 (the "Agreement"), is entered into by and between THE AEGIS FUNDS a Delaware business trust (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties intend to update the fee schedule Exhibit E of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Section 1. Exhibit E shall be superseded and replaced with Exhibit E attached hereto.

Section 2. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE AEGIS FUNDS		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Scott L. Barbee	By:	/s/ Anita M. Zagrodnik

Name:	Scott L. Barbee	Name:	Anita M. Zagrodnik

Title:	President	Title:	Senior Vice President 4/30/2019

Aegis

Exhibit E to the Amended and Restated Custody Agreement

Custody Services Fee Schedule at April 1, 2019

Annual Fee Based Upon Market Value per Fund*

[…] basis point on average daily market value of all long securities and cash held in the portfolio

Minimum annual fee per fund – $[…]

Plus portfolio transaction fees

Portfolio Transaction Fees

$ […]	– Book entry DTC transaction, Federal Reserve transaction, principal paydown
▪	$ […]	– Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
▪	$ […]	– Option/SWAPS/future contract written, exercised or expired
▪	$ […]	– Mutual fund trade, Margin Variation Wire and outbound Fed wire
▪	$ […]	– Physical security transaction
▪	$ […]	– Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services

▪	Additional fees apply for global servicing. Fund of Fund expenses quoted separately.
▪	$[…] per custody sub-account per year (e.g., per sub –adviser, segregated account, etc.)
▪	Class Action Services – $[…] filing fee per class action per account, plus […]% of gross proceeds, up to a maximum per recovery not to exceed $[…].
▪	No charge for the initial conversion free receipt.
▪	Overdrafts – charged to the account at prime interest rate plus […]%, unless a line of credit is in place

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Third Party Securities Lending Support

▪	$[…]implementation fee per trust per third-party lender
▪	$[…]annual base fee per trust per third-party lender, plus transaction fees and sub-account fees
▪	$[…]per transaction. Transaction fee will be assessed for each loan, return, and reallocation transaction (loan/return)
▪	Each third-party lender will be invoiced directly

*	Subject to annual CPI increase starting at November 2011 – All Urban Consumers – U.S. City Average Fees are calculated pro rata and billed monthly.

Aegis

Additional Global Sub-Custodial Services Annual Fee Schedule

[Table Redacted]

A monthly base fee per fund will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.

▪	[…]foreign securities – no charge; […]foreign securities – $[…]; […]foreign securities – $[…]; Over […] foreign securities – $[…]
▪	Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third-party depository or settlement system, will be subject to a surcharge.
▪	For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses

▪	Tax reclaims that have been outstanding for more than […] months with the client will be charged $[…] per claim.
▪	Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
▪	A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
▪	SWIFT reporting and message fees.

Aegis

Exhibit E (continued) to the Amended and Restated Custody Agreement

U.S. BANK NATIONAL ASSOCIATION

Schedule of Fees

for Services as

Bank Loan Custodian

for

Aegis Funds

NOTE:	In the event the transaction fails to close for reasons beyond the control of U.S. Bank, we expect payment of legal fees, acceptance and out-of-pocket expenses incurred to date.

Initial Acceptance Fee per Custodial Account: Covers the complete review of all the transaction Agreements, establishment of the collateral database and report development. Payable at closing.	$[…]

Monthly Administration Fee:

Compensation for the duties of custodian, collateral administrator and all other administrative and reporting functions under the documents. Fee to be paid quarterly in arrears based on the actual number of loans in the portfolio at end of the period and is not subject to proration.

$[… ] per loan
Loan Pricing Services:	$[…] per loan Per month
Out-of-Pocket Expenses: Includes all related expenses, including but not limited to: postage, travel, counsel fees and disbursements. Payable at closing.	AT COST

Extraordinary fees are payable to the Trustee or Agent for duties or responsibilities not expected to be incurred at the outset of the transaction, not routine or customary, and not incurred in the ordinary course of Business. Payment of extraordinary fees is appropriate where particular inquiries, events or developments are unexpected, even if the possibility of such things could have been identified at the inception of the transaction.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an Account. For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Aegis

Exhibit E (continued) to the Amended and Restated Custody Agreement

U.S. BANK NATIONAL ASSOCIATION

Schedule of Fees

for Services as

Loan Closing Services

For

Aegis Funds – July, 2013

Loan Closing and Settlement:

⮚	Primary, Secondary and Distressed
▪	Par and near par trade settlement
▪	Distressed loan settlement coordinated through legal counsel

⮚	Assignments, Participations and Nettings
▪	Trade settlement facilitated through LSTA and LMA documents and guidelines

⮚	Direct and Third-Party Settlement
▪	Follow-Up with Agent Banks on trade settlement
▪	Trade closing coordinated with Third-Party settlement agents

⮚	Reporting and Data Management
▪	Loan settlement daily pending trades
▪	Agreed Upon customized reports

Loan Trade Settlement Fees:
	ClearPar/TSI	Paper
Par / Near Par / Distressed	$[…]	$[…]
Allocations Included	[…]	[…]
Each Additional Allocation	$[…]	$[…]
Netting Trades	$[…]	$[…]

Extraordinary fees are payable to the Trustee or Agent for duties or responsibilities not expected to be incurred at the outset of the transaction, not routine or customary, and not incurred in the ordinary course of Business. Payment of extraordinary fees is appropriate where particular inquiries, events or developments are unexpected, even if the possibility of such things could have been identified at the inception of the transaction

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an Account. For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Aegis